Exhibit 99.1
ENACT REPORTS FIRST QUARTER 2026 RESULTS
_______________________________________
GAAP Net Income of $168 million, or $1.18 per diluted share
Adjusted Operating Income of $172 million, or $1.21 per diluted share
Return on Equity of 12.5% and Adjusted Operating Return on Equity of 12.9%
Primary Insurance in-force of $272 billion, a 2% year-over-year increase
PMIERs Sufficiency of 162% or approximately $1.9 billion
Book Value Per Share of $38.09 and Book Value Per Share excluding AOCI of $38.68

Raleigh, NC, May 5, 2026 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the first quarter of 2026.

“Enact delivered a strong start to 2026, reflecting disciplined execution, resilient credit performance, and our continued focus on long-term value creation,” said Rohit Gupta, President and CEO of Enact. “Affordability and mortgage rate volatility continued to shape housing activity, and against this backdrop we continued to demonstrate the resiliency of our model, prudently growing new insurance written while maintaining our focus on expense and risk management. As we look ahead, our strong balance sheet, differentiated capabilities and ongoing commitment to innovation position us to succeed in this dynamic market environment as we help people responsibly achieve homeownership.”

Key Financial Highlights

(In millions, except per share data or otherwise noted)	1Q26	4Q25	1Q25
Net Income (loss)	$168	$177	$166
Diluted Net Income (loss) per share	$1.18	$1.22	$1.08
Adjusted Operating Income (loss)	$172	$179	$169
Adj. Diluted Operating Income (loss) per share	$1.21	$1.23	$1.10
NIW ($B)	$13	$14	$10
Primary Persistency Rate	80%	80%	84%
Primary IIF ($B)	$272	$273	$268
Net Premiums Earned	$243	$246	$245
Losses Incurred	$37	$18	$31
Loss Ratio	15%	7%	12%
Operating Expenses	$49	$59	$53
Expense Ratio	20%	24%	21%
Net Investment Income	$71	$69	$63
Net Investment gains (losses)	$(6)	$(3)	$(3)
Return on Equity	12.5%	13.3%	13.1%
Adjusted Operating Return on Equity	12.9%	13.5%	13.4%
PMIERs Sufficiency ($)	$1,919	$1,919	$1,966
PMIERs Sufficiency (%)	162%	162%	165%

First Quarter 2026 Financial and Operating Highlights
•Net income was $168 million, or $1.18 per diluted share, compared with $177 million, or $1.22 per diluted share, for the fourth quarter of 2025 and $166 million, or $1.08 per diluted share, for the first quarter of 2025. Adjusted operating income was $172 million, or $1.21 per diluted share, compared with $179 million, or $1.23 per diluted share, for the fourth quarter of 2025 and $169 million, or $1.10 per diluted share, for the first quarter of 2025.
•New insurance written (NIW) was $13 billion, down 11% from the fourth quarter of 2025, and up 30% from the first quarter of 2025. NIW for the current quarter was comprised of 96% monthly premium policies and 77% purchase originations.
•Persistency remained elevated at 80%, flat compared to the fourth quarter of 2025 and down from 84% in the first quarter of 2025. Approximately 21% of the mortgages in our portfolio had rates at least 50 basis points above March 2026’s average mortgage rate of 6.2%.
•Primary insurance in-force (IIF) was $272 billion, down modestly from $273 billion in the fourth quarter of 2025 and up approximately 2% from $268 billion in the first quarter of 2025.
•Net premiums earned were $243 million, down 1% from $246 million in the fourth quarter of 2025 and down 1% from $245 million in the first quarter of 2025 primarily driven by higher ceded premiums.
•Losses incurred for the first quarter of 2026 were $37 million and the loss ratio was 15%, compared to $18 million and 7%, respectively, in the fourth quarter of 2025 and $31 million and 12%, respectively, in the first quarter of 2025. The current quarter’s $39 million net reserve release compares to a net reserve release of $60 million, inclusive of our claim rate reduction from 9% to 8%, and $47 million in the fourth quarter of 2025 and first quarter of 2025, respectively.
•Operating expenses in the current quarter were $49 million, and the expense ratio was 20%. This is compared to $59 million and 24%, respectively, in the fourth quarter of 2025 and $53 million and 21%, respectively, in the first quarter of 2025. The sequential decrease was primarily driven by incentive-based compensation.
•Net investment income was $71 million, up from $69 million in the fourth quarter of 2025 and up from $63 million in the first quarter of 2025, driven by the continuation of elevated interest rates and higher average invested assets.
•Net investment gains (losses) in the quarter were $(6) million, as compared to $(3) million sequentially and $(3) million in the same period last year. The activity is primarily driven by the identification of assets that upon selling allow us to recoup losses through higher net investment income.
•Annualized return on equity for the first quarter of 2026 was 12.5% and annualized adjusted operating return on equity was 12.9%. This compares to the fourth quarter of 2025 results of 13.3% and 13.5%, respectively, and to first quarter of 2025 results of 13.1% and 13.4%, respectively.

Capital and Liquidity
•We paid approximately $30 million, or $0.21 per share, in dividends in the first quarter.
•EMICO completed a dividend of $150 million in the first quarter that will primarily be used to support our ability to return capital to shareholders and bolster financial flexibility.
•Enact Holdings, Inc. held $287 million in cash and cash equivalents plus $365 million of invested assets as of March 31, 2026. Combined cash and invested assets is up $25 million from the prior quarter, primarily due to the dividend from EMICO partially offset by the return of capital.
•PMIERs sufficiency was 162% and $1.9 billion above the PMIERs requirements, compared to 162% and $1.9 billion above the PMIERs requirements in the fourth quarter of 2025.
•As previously announced, during the quarter S&P upgraded the financial strength rating outlook for EMICO, EHI and Enact Re to positive.

Recent Events
•We repurchased approximately 2.3 million shares at an average price of $40.66 for a total of approximately $93 million in the quarter. Additionally, through April 30, 2026, we repurchased 0.7 million shares at an average price of $42.56 for a total of $30 million. During the quarter we completed our $350 million share repurchase authorization announced April 30, 2025. As of April 30, 2026, approximately $438 million remains of our previously announced $500 million repurchase authorization.
•Today we announced the Company’s Board of Directors declared a 14% increase to our quarterly dividend from $0.21 to $0.24 per common share, payable on June 18, 2026, to shareholders of record on May 28, 2026.

Conference Call and Financial Supplement Information
This press release, the first quarter 2026 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss first quarter financial results in a conference call tomorrow, Wednesday, May 6, 2026, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast will also be archived on the Company’s website for one year.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, guidance concerning the future return of capital and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including risks related to an economic downturn or a recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our most recent Annual Report on Form 10-K and other filings with the SEC, may cause our actual results to differ from those expressed in forward-looking statements. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, Enact can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss),” “adjusted operating income (loss) per share," and “adjusted operating return on equity." Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items, and gain (loss) on the extinguishment of debt. The Company excludes net investment gains (losses), gains (losses) on the extinguishment of debt and infrequent or unusual non-operating items because the Company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Enact Holdings, Inc.’s common stockholders or net income (loss) available to Enact Holdings, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the Company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Enact Holdings, Inc.’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months ended March 31, 2026 and 2025, as well as for the three months ended December 31, 2025.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	1Q26	4Q25	1Q25
REVENUES:
Premiums	$242,850	$245,742	$244,786
Net investment income	70,906	68,621	63,037
Net investment gains (losses)	(5,823)	(2,856)	(3,243)
Other income	4,136	1,199	2,196
Total revenues	312,069	312,706	306,776

LOSSES AND EXPENSES:
Losses incurred	37,161	17,811	30,541
Acquisition and operating expenses, net of deferrals	47,037	57,134	50,094
Amortization of deferred acquisition costs and intangibles	2,123	2,211	2,429
Interest expense	12,368	12,465	12,291
Total losses and expenses	98,689	89,621	95,355

INCOME BEFORE INCOME TAXES	213,380	223,085	211,421
Provision for income taxes	45,608	45,924	45,643
NET INCOME	$167,772	$177,161	$165,778

Net investment (gains) losses	5,823	2,856	3,243
Costs associated with reorganization	—	26	629
Taxes on adjustments	(1,223)	(605)	(813)
Adjusted Operating Income	$172,372	$179,438	$168,837

Loss ratio (1)	15%	7%	12%
Expense ratio (2)	20%	24%	21%
Earnings Per Share Data:
Net Income per share
Basic	$1.18	$1.23	$1.09
Diluted	$1.18	$1.22	$1.08
Adj operating income per share
Basic	$1.22	$1.24	$1.11
Diluted	$1.21	$1.23	$1.10
Weighted-average common shares outstanding
Basic	141,595	144,290	151,831
Diluted	142,634	145,294	152,907

(1) The ratio of losses incurred to net earned premiums.
(2) The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs did not impact the expense ratio for the periods presented.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	1Q26	4Q25	1Q25
Investments:
Fixed maturity securities available-for-sale, at fair value	$6,133,789	$6,050,542	$5,815,337
Short term investments	—	—	3,696
Total investments	6,133,789	6,050,542	5,819,033
Cash and cash equivalents	549,040	582,493	635,269
Accrued investment income	56,344	56,073	49,654
Deferred acquisition costs	22,177	22,232	23,322
Premiums receivable	47,398	46,130	46,451
Other assets	122,692	116,007	103,351
Deferred tax asset	30,562	19,989	44,440
Total assets	$6,962,002	$6,893,466	$6,721,520

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$590,393	$572,470	$542,528
Unearned premiums	85,252	91,639	107,519
Other liabilities	197,956	129,695	208,667
Long-term borrowings	744,853	744,481	743,399
Total liabilities	1,618,454	1,538,285	1,602,113
Equity:
Common stock	1,403	1,422	1,508
Additional paid-in capital	1,609,712	1,706,481	2,007,776
Accumulated other comprehensive income	(82,711)	(30,143)	(152,482)
Retained earnings	3,815,144	3,677,421	3,262,605
Total equity	5,343,548	5,355,181	5,119,407
Total liabilities and equity	$6,962,002	$6,893,466	$6,721,520

Book value per share	$38.09	$37.66	$33.96
Book value per share excluding AOCI	$38.68	$37.87	$34.97

U.S. GAAP ROE (1)	12.5%	13.3%	13.1%
Net investment (gains) losses	0.4%	0.2%	0.3%
Costs associated with reorganization	0.0%	0.0%	0.0%
(Gains) losses on early extinguishment of debt	0.0%	0.0%	0.0%
Taxes on adjustments	(0.1)%	0.0%	(0.1)%
Adjusted Operating ROE(2)	12.9%	13.5%	13.4%

Debt to Capital Ratio	12%	12%	13%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity